UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2016

Zynex, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9990 Park Meadows Drive Lone Tree, Colorado	80124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Change in Registrant’s Certifying Accountant.

By letter dated December 31, 2016, GHP Horwath, P.C. (“GHP”) notified Zynex, Inc. (the “Company”) that it has chosen not to stand for re-appointment, and effective December 31, 2016, the client-auditor relationship between the Company and GHP shall cease. GHP has informed the Company that its employees have joined another independent registered public accounting firm effective January 1, 2017. The resignation of GHP was not recommended by the Company’s Board of Directors nor was the Board of Directors’ approval required.

The reports of GHP on the consolidated financial statements of the Company for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles, except that each such report included an explanatory paragraph raising substantial doubt about the Company’s ability to continue as a going concern and stated that the Company’s consolidated financial statements for the years ended December 31, 2015 and December 31, 2014, respectively, were prepared assuming that we would continue as a going concern.

During the Company’s fiscal years ended December 31, 2015 and 2014, and through the date of this report, and in connection with the audit of the Company’s financial statements for such periods, there were no disagreements between the Company and GHP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GHP, would have caused GHP to make reference to the subject matter of such disagreements in connection with its audit reports on the Company’s financial statements.

During the Company’s fiscal years ended December 31, 2015 and 2014, and through the date of this report, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in our internal control over financial reporting disclosed in the Company’s Form 10-K for the year ended December 31, 2015 and 2014, as discussed below.

On the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company disclosed the following control deficiencies that represented a material weakness as of December 31, 2015:

•	We lack independent Board members necessary to maintain audit and other board committees consistent with best practice corporate governance standards. At the present time we have no independent directors. As a result, oversight and monitoring responsibility pertaining to our financial reporting and related internal control is not sufficient. Considering the costs associated with procuring and providing the infrastructure to support additional qualified Board members that are independent, management has concluded that the risks associated with the lack of independent Board members are not sufficient to justify adding independent members at this time. Management will periodically reevaluate this situation as circumstances change.

•	We have a material weakness due to lack of segregation of duties. In October 2015, the employment of our Chief Financial Officer, who also served as our Principal Financial Officer, was discontinued. We have engaged an outside consultant to provide Interim Chief Financial Officer services since this time; however, our President and Chief Executive Officer assumed the role of Principal Financial Officer, in addition to that of Principal Executive Officer. This one person is also involved in the processing our banking transactions, has overall supervision and review of all cash disbursements and cash receipts, and has responsibility for the overall accounting and approval process. Therefore, while there are some compensating controls in place, it is difficult to ensure effective segregation of accounting duties.

On the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company disclosed the following control deficiencies that represented a material weakness as of December 31, 2014:

•	We lack independent Board members necessary to maintain audit and other board committees consistent with best practice corporate governance standards. At the present time we have no independent directors. As a result, oversight and monitoring responsibility pertaining to our financial reporting and related internal control is not sufficient. Considering the costs associated with procuring and providing the infrastructure to support additional qualified Board members that are independent, management has concluded that the risks associated with the lack of independent Board members are not sufficient to justify adding independent members at this time. Management will periodically reevaluate this situation as circumstances change.

These material weaknesses have not been remediated as of the date of this Current Report on Form 8-K.

The subject matter of these material weaknesses was discussed by the Company’s sole director with GHP.  The Company will (once a successor independent registered public accounting firm has been retained) authorize GHP to respond fully without limitations to the inquiries of the successor independent registered public accounting firm concerning these matters.

The Company provided GHP with a copy of the disclosures in this report prior to filing with the Securities and Exchange Commission (the “SEC”), and requested that GHP furnish the Company with a letter addressed to the SEC stating whether GHP agrees with the statements made in this Item 4.01 of this current report on Form 8-K, and if not, stating the matters with respect which GHP does not agree.

The Company is interviewing other appropriate firms to provide audit services for the fiscal year that ended December 31, 2016, and subsequent periods.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibits No.	Description

16.1	Letter dated December 31, 2016 from GHP Horwath, P.C.
16.2	Letter dated January 6, 2017, from GHP Horwath, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc.

Date:	January 6, 2017	By:	/s/ Thomas Sandgaard
Thomas Sandgaard
Chairman, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Principal Financial Officer